EXHIBIT 99.1

3D SYSTEMS ANNOUNCES CROSS-LICENSE WITH SONY


   VALENCIA, Calif., May 26, 1998 -- 3D Systems Corporation (Nasdaq-NMS:TDSC) announced today that it has signed a patent cross-license agreement with Sony Corporation.

      Under the agreement, 3D Systems granted Sony a royalty-bearing license under 3D Systems' patents to produce and sell stereolithography machines in the Asia-Pacific area, while Sony granted to 3D Systems a royalty-free license under Sony's patents to produce and sell both stereolithography machines and 3D Systems' multi-jet modeling machine known as the "Actua[TM]" throughout the world.

      According to A. Sidney Alpert, 3D Systems' vice president and general counsel, the cross-license agreement with Sony establishes the importance of 3D Systems' patents to manufacturers of stereolithography machines in the Asia-Pacific area. "Of the three principal manufacturers of stereolithography machines utilizing 3D Systems' patents in Asia-Pacific," he said, "Sony has been the first to recognize the value of our patents with the execution of this cross-license agreement, by agreeing to a payment for past use of these patents as well as an ongoing royalty, while granting royalty-free rights on a worldwide basis to 3D Systems."

      He noted that 3D Systems presently has a patent infringement action in Japan against a principal infringer, Teijin Seiki Corporation. Mr. Alpert added, "We intend to vigorously pursue infringers of our patents, not only in the Asia-Pacific area, but on a worldwide basis. Our view is to limit the granting of licenses to the Asia-Pacific area, while maintaining our right to be the only practitioner of stereolithography in the rest of the world."

      3D Systems Corporation manufactures rapid product development systems that enable users to move from concept models to finished parts faster, at lower cost, and at higher quality than traditional methods. 3D Systems' equipment fabricates solid objects using digital input from CAD/CAM/CAE computer systems, substantially reducing the time and costs of bringing new products to market. Major applications include concept modeling, rapid prototyping and rapid tooling for products in a wide range of industries including automotive, aerospace, medical, electronic and consumer product industries.


      Except for the historical information contained in this news release, the matters discussed include forward-looking statements that involve risks and uncertainties, such as the timely development and acceptance of new products, the impact of competitive products and pricing, and other risks detailed from time to time in the company's SEC reports, including the Form 10-K.

###

For current investor information, please call 3D Systems' shareholder communications service at 800.757.1799 or visit our Web site at http://www.3dsystems.com.

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----------------------------------------------
Contact:
      A. Sidney Alpert
      Vice President, General Counsel
      (805) 295-5600, Ext. 2215

      Mary E. Woods
      Investor Relations
      (805) 295-5600, Ext. 2508


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